EXHIBIT 99.3

NexPrise, Inc. Announces it has Regained
Compliance with NASDAQ Minimum Price Rule

Company also announces significant purchase of stock by officers

Mountain View, CA—May 16, 2002—NexPrise, Inc. (NasdaqNM: NXPS/NXPSD), a leading provider of collaborative software solutions, announced it has received notification from the NASDAQ National Market that it has regained compliance with NASDAQ’s minimum bid price rule and that the review of NexPrise’s eligibility for continued listing on the NASDAQ National Market is now closed.

NexPrise also announced that President and CEO Ted Drysdale and seven other members of the executive and senior management team purchased 204,019 shares of NexPrise common stock from an unrelated third party in a privately negotiated transaction representing approximately 6.3% of the outstanding shares.

According to Mr. Drysdale, “The commitments made by the management team reflect our confidence in NexPrise’s prospects for success and ensure our interests are very much in line with those of all shareholders.”

About NexPrise

NexPrise, Inc. is a leading provider of collaborative software solutions that enable companies to manage key processes with their suppliers, partners, and customers. NexPrise’s applications include solutions for quote management and program management. For more information, please visit www.nexprise.com.

For Additional Information:
FOR MEDIA INQUIRIES:
Terri Pruett
NexPrise, Inc.
650-567-7429
tpruett@nexprise.com

FOR NEXPRISE INVESTOR INQUIRIES:
Mary Magnani
Thomson Financial/Carson
415-617-2542
mary.magnani@tfn.com